                                                                  EXHIBIT 10.10B




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                            PARTICIPATION AGREEMENT

                          Dated as of January 10, 1997

                                     among

                  ASSET XI HOLDINGS COMPANY, L.L.C., as Lessor

                     EAGLE USA AIRFREIGHT, INC., as Lessee

                                      and

                        BANK ONE, TEXAS, N.A., as Lender

                ---------------------------------------------

                                Lease Financing
                         for Eagle USA Airfreight, Inc.
                 Corporate Headquarters and Warehouse Facility
                              Harris County, Texas

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                               TABLE OF CONTENTS

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SECTION 1        DEFINITIONS; INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2        ACQUISITION, CONSTRUCTION AND LEASE; LOAN;
                 NATURE OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 2.1      Agreement to Acquire, Construct, Fund and Lease.  . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 2.2      Funding of Construction Costs; Loan and Contribution. . . . . . . . . . . . . . . . . . . . . 2
         SECTION 2.3      Nature of Transaction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.4      Amounts Due Hereunder and Under Lease and Loan Agreement. . . . . . . . . . . . . . . . . . . 4
         SECTION 2.5      Controlling Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         SECTION 2.6      Permitted Applications of Loan Advances and Contribution Advances.  . . . . . . . . . . . . . 5
         SECTION 2.7      Covenants Concerning the Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 3        CONDITIONS PRECEDENT; DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.1      Conditions to the Obligations of the Lessor and the Lender on the Closing Date. . . . . . . . 8
         SECTION 3.2      Conditions to Subsequent Fundings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.3      Completion Date Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.4      Conditions to the Obligations of the Lessee.  . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.5      Appraisal.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 4        REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.1      Representations of the Lessee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 4.2      Representations and Covenants of the Lessor.  . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.3      Covenant of Lender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 4.4      Tax Treatment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 5        COVENANTS OF THE LESSEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.1      Qualification as to Corporate Status. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.2      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 5.3      Reporting.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 5.4      Affirmative and Negative Covenants of Lessee. . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 6        TRANSFERS BY LESSOR AND LENDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 6.1      Lessor Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 6.2      Lender Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
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SECTION 7        INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 7.1      General Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 7.2      Environmental Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 7.3      Proceedings in Respect of Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 7.4      General Tax Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 7.5      Increased Costs, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 7.6      End of Term Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 7.7      Exculpations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 7.8      Role of Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 7.9      Lender's Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 7.10     Lessor's Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 8        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.1      Survival of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.2      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.3      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.4      Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.5      Headings, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.6      Parties in Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.7      Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.8      No Recourse.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.9      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.10     Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.11     Submission to Jurisdiction; Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.12     Limitation on Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.13     Waiver of Consumer Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

APPENDIX I       Definitions and Interpretation
APPENDIX II      Form of Request for Loan Advance
APPENDIX III     Loan Payment Schedule

EXHIBIT A                 Form of Ground Lease
EXHIBIT B                 Form of Lease
EXHIBIT C                 Form of Loan Agreement
EXHIBIT D                 Form of Mortgage
EXHIBIT E                 Form of Assignment of Lease and Rents
EXHIBIT F                 Form of Non-Disturbance and Attornment Agreement
EXHIBIT G                 Form of Security Agreement and Assignment
EXHIBIT H                 Form of Opinion of Counsel to the Lessee
EXHIBIT I                 Form of Opinion of Counsel to the Lessor
EXHIBIT J                 Form of Architect's Certificate
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                            PARTICIPATION AGREEMENT

         THIS PARTICIPATION AGREEMENT, dated as of January 10, 1997, is among ASSET XI HOLDINGS COMPANY, L.L.C., a Massachusetts limited liability company, as Lessor, EAGLE USA AIRFREIGHT, INC., a Texas corporation, as Lessee, and BANK ONE TEXAS, N.A., a national banking association, as Lender.

                               W I T N E S E T H:

         WHEREAS, in accordance with the terms and provisions of this Participation Agreement, the Ground Lease, Lease, the Loan Agreement, the Note and the other Operative Documents, (i) the Lessor has acquired a leasehold interest in the Land and has agreed to lease the Land to the Lessee, (ii) the Lessee has agreed to construct the Improvements on the Land for the Lessor and has agreed to lease the Improvements from the Lessor as part of the Leased Property under the Lease, (iii) the Lessor and the Lessee wish to obtain, and the Lender has agreed to provide, funding in the amount of up to $7,600,000 for the acquisition of the Land and the development and construction of the Improvements, and (iv) Lessor has agreed to make Contribution Advances from its own equity resources in an aggregate sum not to exceed $400,000 to pay a portion of the cost of acquisition of the Land and the development and construction of the Improvements;

         NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1
                          DEFINITIONS; INTERPRETATION

         Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix I hereto for all purposes hereof and the rules of interpretation set forth in Appendix I hereto shall apply to this Participation Agreement.

                                   SECTION 2
                   ACQUISITION, CONSTRUCTION AND LEASE; LOAN;
                             NATURE OF TRANSACTION

         SECTION 2.1  Agreement to Acquire, Construct, Fund and Lease.

                 (a) Land. Subject to the terms and conditions of this Participation Agreement, on the Closing Date (i) the Lessor shall acquire the leasehold interest in the Land created by the Ground Lease, (ii) the Lessor shall sublease the Land to the Lessee pursuant to the Lease and (iii) the Lessee shall lease the Land from the Lessor pursuant to the Lease.

                 (b) Improvements. Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, (i) the Lessee has agreed, pursuant to the terms of the Lease, to construct and install the Improvements on the Land for the Lessor, (ii) the Lessor has agreed to obtain funding for all or a portion of the Development Costs of the Leased Property,
(iii) the Lessor has agreed to lease the Improvements as part of the Leased Property to the Lessee pursuant to the Lease and (iv) the Lessee has agreed to lease the Improvements from the Lessor pursuant to the Lease.

         SECTION 2.2  Funding of Construction Costs; Loan and Contribution.

                 (a) Subject to the terms and conditions of this Participation Agreement and the Loan Agreement, the Lender has agreed to make the Loan to the Lessor up to the amount of its Loan Commitment in order finance Development Costs of the Leased Property. Subject to the terms and conditions of this Participation Agreement, the Lessor has agreed to make available to the Lessee Contribution Advances up to the amount of its Equity Commitment for the payment of Development Costs from and after the Closing Date through the Completion Date. As provided in subsection (b) below, (i) the Lender shall from time to time, upon the receipt of a Funding Requisition from the Lessee, make Loan Advances as requested in such Funding Requisition, and the Lessor shall from time to time, make Contribution Advances as requested in such Funding Requisition. Except as provided in subsection (c) of this Section, Lessor, in turn, shall remit the proceeds of each Loan Advance and each Contribution Advance to Lessee, and Lessee shall use the proceeds of each such Loan Advance and each such Contribution Advance to pay, or reimburse itself for paying, Development Costs, as provided in Section 2.6 hereof. Except as provided in Sections 2.2 (c) and 2.2 (d), Lessor hereby directs the Lender to make disbursements of each Loan Advance and each Contribution Advance directly to the Lessee or as otherwise directed in the applicable Funding Requisition. Lessor will only direct the Lender otherwise if an Event of Default has occurred and is continuing. The Loan shall (i) be a term and construction loan consisting of the aggregate total of the Loan Advances, (ii) be in an amount not to exceed the Loan Commitment, (iii) bear interest as to each Loan Advance from the date such Loan Advance was made in accordance with Section 2.4 of the Loan Agreement, payable on each Loan Payment Date, (iv) bear interest as to overdue amounts at the Overdue Rate, (v) be repayable as to principal as provided in Appendix III to the Loan Agreement, commencing on the nineteenth
(19th) Loan Payment Date, with a final scheduled Loan Payment Date on the Scheduled Termination Date, (vi) be evidenced by the Note and (vii) have the other terms and conditions as provided in the Loan Agreement and the Note. The Contribution shall (i) be in an amount not to exceed the Equity Commitment,
(ii) be repayable in full (subject to the provisions of Section 15.6 of the Lease) on the Scheduled Termination Date, (iii) bear a pre-tax cumulative return equal to the Contribution Return, and (iv) be subject to such other terms and conditions as the Lessor and the Lessee shall agree. Under the Lease, the Lessee agrees to pay the Facility Rent to Lessor in respect of the Contribution Return on each Rent Payment Date after the Completion Date.





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                 (b)      Within five (5) Business Days after the Closing Date,
and on any date thereafter to and including the third Business Day next preceding the Completion Date, the Lessee, acting for itself and on behalf of the Lessor, shall have the right to submit to the Lessor and the Lender a Funding Requisition requesting Loan Advances and Contribution Advances. Each such Funding Requisition shall be addressed jointly to the Lessor and the Lender and be substantially in the form attached hereto as Appendix II. Each Funding Requisition shall (i) request that the Lender and the Lessor make a Loan Advance and a Contribution Advance (together, a "Funding"), as the case may be, for Development Costs incurred and not previously reimbursed or paid,
(ii) specify the date not less than three Business Days later than the delivery of the Funding Requisition on which the Funding is to be made (the "Funding Date") (provided that if a Funding Requisition requests a Loan Advance for a Base Rate Loan and the stated Funding Date therein is not a Loan Payment Date, the Funding Date for the related Contribution Advance shall be deferred until the next Loan Payment Date), (iii) specify the respective amounts of the Loan Advance and Contribution Advance to be made with respect to such Funding, (iv) be irrevocable, and (v) request a Funding of at least $100,000 or such lesser amount as shall be equal to the difference between the Total Commitments and the sum of the outstanding principal balance of the Note and the Contribution (the "Remaining Commitments"). Each Funding Requisition shall constitute a representation and warranty by the Lessee to the Lender and the Lessor that all the conditions precedent to such Funding have been satisfied, including but not limited to those contained in Section 3.2 hereof. Notwithstanding anything to the contrary contained herein, the Funding Date with respect to any Funding Requisition after the initial Funding shall be a Loan Payment Date, except that a Funding Requisition which requests a Loan Advance for a Base Rate Loan may request a Funding Date with respect to such Loan Advance on any Business Day. The Lender and the Lessor hereby severally (but not jointly) promise and agree that, to the extent of the Remaining Commitments, (i) upon the receipt by the Lender of a properly completed Funding Requisition and so long as all conditions precedent to the Lender's obligation to make Loan Advances shall have been satisfied or waived by the Lender, the Lender shall, on the Funding Date, make a Loan Advance in an amount equal to the product of the Funding requested therein multiplied by the Lender Ratio in immediately available funds (for the account of the Lessor) to the Lessee or to such other Person or Persons as may be specified in such written Funding Requisition, and (ii) upon the receipt by the Lessor of a properly completed Funding Requisition and so long as all conditions precedent to the Lessor's obligation to make
Contribution Advances shall have been satisfied or waived by the Lessor, the Lessor shall, on the Funding Date, make a Contribution Advance in an amount equal to the product of the Funding requested therein, multiplied by the Equity Ratio, plus any deferred and unfunded Contribution Advances related to a Funding which included a Loan Advance for a Base Rate Loan borrowed since the immediately preceding Loan Payment Date, all in immediately available funds to Lessee or to such other Person or Persons as may be specified in the applicable Funding Requisition.

                 (c) On each Loan Payment Date to and including the Completion Date, the Lender, without the necessity or requirement of (i) the submission of a Funding Requisition, (ii) satisfaction of the conditions precedent set forth in Section 3.2 hereof, or (iii) any notice to or consent of Lessor or Lessee, shall make a Loan Advance in an amount equal to the interest due





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and payable to the Lender on the Note on such Loan Payment Date, and the proceeds of such Loan Advance shall be retained by the Lender to pay all of the interest then due and payable under the Note; provided, however, that the Lender shall not be obligated to make a Loan Advance in respect of interest if an Event of Default shall have occurred and is then continuing. The Lender shall promptly notify the Lessee of the date and amount of each such Loan Advance made in respect of this Section 2.2(c).

                 (d) On each Loan Payment Date to and including the Completion Date, the Lessor, without the necessity or requirement of (i) the submission of a Funding Requisition, (ii) satisfaction of the conditions precedent set forth in Section 3.2 hereof, or (iii) any notice to or consent of the Lessee, shall be deemed to have made a Contribution Advance in an amount equal to the Contribution Return then accrued and unpaid with respect to the Contribution, and the Contribution shall be increased by such amount as payment of the Contribution Return then so accrued and unpaid. The Lessor shall promptly notify the Lessee of the date and amount of each such Contribution Advance deemed to have been made in respect of this Section 2.2(d).

                 (e) In no event shall the aggregate of all Loan Advances in respect of the Loan at any time outstanding exceed the Loan Commitment, nor shall the Contribution at any time outstanding exceed the Equity Commitment.

         SECTION 2.3  Nature of Transaction.  Notwithstanding the provisions of
Section 4.4 and Section 7.4 hereof, each party hereto acknowledges and agrees that none of the Lessee, the Lender, the Lessor, the Financial Advisor nor any other Person has made any representations or warranties to such party concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that each party has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

         SECTION 2.4 Amounts Due Hereunder and Under Lease and Loan Agreement. Anything else herein, in the Loan Agreement or elsewhere to the contrary notwithstanding, it is the intention of the Lessee, the Lessor and the Lender that (i) during the period from the Closing Date to the Completion Date, payment of interest on the Loan on each Loan Payment Date shall be made from a Loan Advance automatically made by the Lender, as provided in Section 2.2(c) of this Participation Agreement, (ii) during the period from the Closing Date to the Completion Date, payment of Contribution Return on the Contribution on each Loan Payment Date shall be made from a Contribution Advance automatically deemed to have been made by the Lessor, as provided in Section 2.2(d) of this Participation Agreement, (iii) from and after the Completion Date, the Lessee shall be obligated, pursuant to the terms of the Lease, to pay Basic Rent on each Rent Payment Date in respect of principal and interest due on the Note and the Contribution Return, (iv) if the Lessee elects the Purchase Option or becomes obligated to purchase the Leased Property under the Lease, the sum of
(A) the principal amount of the Note, all interest thereon and Breakage Costs, if any, with respect thereto and all other obligations of the Lessee owing to the Lender under the Operative Documents plus (B) the





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outstanding Contribution, all accrued and unpaid Contribution Return prorated to the date of payment, Lessor's Breakage Costs, if any, and all other obligations of the Lessee owing to the Lessor under the Operative Documents, shall be paid in full by the Lessee and (v) upon an Event of Default resulting in an acceleration of the Lessee's obligation to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include the sum of (A) all amounts necessary to pay in full the Loan, accrued interest and Breakage Costs, if any, and all other obligations of the Lessee owing to the Lender under the Operative Documents plus (B) the outstanding Contribution, all accrued and unpaid Contribution Return prorated to the date of payment, Lessor's Breakage Costs, if any, and all other obligations of the Lessee owing to the Lessor under the Operative Documents, provided that (vi) in the event Lessee effectively exercises the Remarketing Option pursuant to the provisions of Section 15.6 of the Lease and duly and timely fulfills the provisions of clauses (i) through (xiii) of Section 15.6 of the Lease, Lessee's obligations shall be limited as provided in Section 15.6 of the Lease. The foregoing notwithstanding, the parties hereto acknowledge and agree that the obligations of the Lessor (including its members, incorporators, stockholders, directors, officers, employees and agents) hereunder, under the Loan Agreement, the Lease and the other Operative Documents are non-recourse as provided in Section 4.2 of the Loan Agreement and Section 18.12 of the Lease.

         SECTION 2.5 Controlling Agreements. In the event of any conflict between this Participation Agreement and any other Operative Document, this Participation Agreement shall control. In the event of any conflict between the Lease and any other Operative Document to which the Lessee is not a party, the Lease shall control.

         SECTION 2.6 Permitted Applications of Loan Advances and Contribution Advances. The parties hereto agree that the Lessee may apply the proceeds of Loan Advances and Contribution Advances made under the Loan Agreement for the payment (or the reimbursement by the Lessee of itself for the payment) of any or all of the following items (any combination or all of the items together, the "Development Costs"): (i) costs of Construction of the Improvements, including costs related to letters of credit, surety bonds, security deposits or other security in connection with the Construction, the Construction Contract, any municipal sewer or utility contract, any permit or consent for any Governmental Authority or other Person, or any other obligation or requirement relating to the Construction, (ii) capitalized interest on the Loan and capitalized Contribution Return with respect to the Contribution (but only to the extent and pursuant to the procedures set forth in Section 2.2(c) and
Section 2.2(d)) and (iii) "soft costs" related to the foregoing, including architect's fees, engineering fees, permit and license fees and charges, testing, survey costs, title charges and attorneys' fees and other related costs and expenses properly attributable to any of the foregoing Development Costs. The Lessee covenants not to use any Loan Advances or Contribution Advances to pay, or reimburse itself for paying, for trade fixtures, personal property or equipment which does not constitute part of the Improvements or to use the proceeds of Loan Advances or Contribution Advances for working capital.





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         SECTION 2.7      Covenants Concerning the Construction.

         (a) Changes in Construction Documents. No change will be made in the Plans and Specifications, the terms and conditions of the Construction Contract, or the identity of the General Contractor without the prior written consent of the Lender. The Lender's approval of the Plans and Specifications shall be for lending purposes only and shall not constitute an assumption of liability by the Lender with respect to the Lessee, General Contractor, or any other present or future tenant, occupant or purchaser of the Leased Property.

         (b) Conduct of the Construction. The Construction shall commence within 30 days after the Closing Date. The Improvements shall be completed prior to the Completion Deadline. In the event of a Construction Force Majeure Event, the Completion Deadline shall be extended by a period of time equal to the Construction Force Majeure Event, but in no event to a date later than January 31, 1999. The Improvements will be constructed substantially in accordance with the Plans and Specifications and in compliance with all Applicable Laws. The Improvements will be located entirely upon the Land. Title to the Leased Property will, during the Construction and on the Completion Date, be free from all liens, claims, and encumbrances, except for those created by or arising under the Operative Documents, taxes and assessments which are a lien but not yet due and payable, liens that are bonded off in accordance with Sections 53.171 et. seq. or Section 53.201 et. seq. of the Texas Property Code, as amended, within 30 days of the filing of such lien, and in any event prior to the commencement of an action to foreclose on such lien, and any other liens or exceptions which are approved in writing by the Lender.

         (c) Inspections of Construction Records. During normal business hours and at any time an Event of Default has occurred as is continuing, the Lessee will make available for inspection by a duly authorized representative of the Lender any of the Lessee's and General Contractor's books and records insofar as they relate to the Leased Property at such times as requested by the Lender when requested to do so and will furnish to the Lender any information regarding its business affairs and its financial condition.

         (d) Reimbursements. The Lessee will reimburse the Lender promptly for all construction loan costs paid by the Lender in accordance with the Operative Documents, including but not limited to the costs of title insurance policies, title examinations, recording fees, surveys, fees of counsel for services rendered and out-of-pocket expenses for which the Lender is entitled to be reimbursed pursuant to the Operative Documents, all of which the Lender is authorized to deduct from the proceeds of disbursements hereunder.

         (e) Fixtures and Equipment. No personal property of any kind intended to be part of the Improvements or paid for with the proceeds of Advances will be purchased or acquired by the Lessee under any conditional sales contract or security agreement or any lease agreement, and all such personal property will be fully paid for before payment therefor becomes past due or in any event within 30 days after delivery thereof; provided, however, that the foregoing shall not apply to amounts withheld and unpaid on account of bona fide disputes with the suppliers thereof.

         (f) Inspections of the Construction. The Lessee shall allow the Lender and its agents, at all times during normal business hours and at any time that an Event of Default has occurred and is continuing, (i) the right of entry and free access to the site of the Improvements and the right to inspect all work done, labor performed and materials furnished in and about the Improvements; and (ii) to require to be replaced or otherwise corrected any material or work that does not comply with the Plans and Specifications.

         (g) Insurance Prior to the Completion Date. The Lessee shall submit to the Lender for its review and approval evidence of builder's risk insurance coverage or permanent insurance coverage appropriate and satisfactory to the Lender, on the Leased Property. All insurance policies shall name the Lessee and the Lender as an additional insured and shall be issued by carriers with a Best's Insurance Reports policy holder's rating of A+ and a financial size category acceptable to the Lender and shall include a standard mortgagee clause (without contribution) in favor of and acceptable to the Lender. The policies shall provide for the following coverages and any other coverages that the Lender may from time to time reasonably require:

         (1) Builder's "all risk" hazard coverage in the amount of the replacement cost of the Improvements and all other improvements and personality on the Leased Property. If the policy is written on a coinsurance basis, the policy must contain an agreed amount endorsement as evidence that the coverage is in an amount sufficient to insure the full amount of the Loan. Such insurance shall be 100% non-reporting policies;

         (2) Public liability insurance in such amounts (at least $5,000,000 for personal injury, death or property damage arising out of any one accident) and with a deductible satisfactory to the Lender;

         (3) Flood hazard coverage, if appropriate, in an amount acceptable to the Lender and with a deductible acceptable to the Lender; and

         (4) Worker's compensation insurance (including employer's liability insurance, if available and requested by the Lender) for all employees, if any, of the Lessee and for all employees, if any, of the Lessee's managing agent(s) and contractor(s) engaged on or with respect to the Leased Property or the Construction in such amounts as are satisfactory to the Lender, or, if such limits are established by law, in such amounts. The Lessee may satisfy the requirements of this clause (4) with respect to employees of the Lessee's agents and contractors through separate policies provided by each agent or contractor.

The initial policies shall be prepaid and the Lessee shall deliver to the Lender and the Lessee prior to the Closing Date copies of all such policies, together with original certificates therefor. Copies of all renewal policies and original certificates therefor shall be deposited with the Lender as evidence of such insurance. All policies shall contain provisions for thirty days' written notice to the Lender prior to expiration or cancellation. The Lessee expressly agrees to permit the Lender to maintain insurance in force by payment of premiums from undisbursed Loan proceeds. The Lender hereby agrees that the insurance coverages required to be obtained and maintained by the Lessee hereunder may be obtained and maintained in the form of blanket insurance policies, covering both the Leased Property and other properties and projects owned by the Lessee. Written evidence satisfactory to the Lender of the existence and coverage of such blanket policies shall be delivered to the Lender prior to the Closing Date.

         (h) Notice of Default. The Lessee shall notify the Lender in writing within three days of the occurrence thereof of any Default or Event of Default.

         (i) Compliance with Texas Property Code. The Lessee shall fully comply with Sections 53.101, 53.106 and 53.124(c) of the Texas Property Code.

         (j) Construction Bank Account. The Lessee may, at its option, maintain with the Lender a commercial operating account. All Loan Advances made by the Lender and all Contribution Advances issued by the Lender on behalf of the Lessor may be made by depositing the amount thereof directly into such operating account.

         (k)     Limitation on Location of Improvements.   No portion of the
Improvements shall be constructed in or on that portion of the Land lying within Block 3, Unrestricted Reserve "F", World/Houston International Business Center, Section One, a subdivision in Harris County, Texas, according to the map or plat thereof recorded in Volume 278, Page 25 of the Harris County Map records, being an area approximately 537.04 feet in length and 8.03 feet in width, the southern boundary of which is the southern boundary of said Block 3, Unrestricted Reserve "F", World/Houston International Business Center, and the northern boundary of which is a portion of the northern boundary of the Land.


                                   SECTION 3
                        CONDITIONS PRECEDENT; DOCUMENTS

         SECTION 3.1 Conditions to the Obligations of the Lessor and the Lender on the Closing Date. The obligations of the Lessor and the Lender to carry out their respective obligations under Section 2 of this Participation Agreement to be performed on the Closing Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party (acting directly or through its counsel) on or prior to the Closing Date of the following conditions precedent:

                 (a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:

                          (i) Participation Agreement. Counterparts of this Participation Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

                          (ii) Ground Lease. Counterparts of the Ground Lease (substantially in the form of Exhibit A), duly executed by the Lessor and the Ground Lessor, shall have been delivered to the Lessor, together with a memorandum thereof in recordable form;

                          (iii)   Lease.  The original of the Lease
                 (substantially in the form of Exhibit B), together with the Memorandum of Lease, each duly executed by the Lessee and the Lessor, provided that the Memorandum of Lease shall be executed in recordable form, shall have been delivered to the Lender.

                          (iv) Loan Agreement, Deed of Trust, Assignment of Lease and Rents, Note, Non-Disturbance and Attornment Agreement. Counterparts of the Loan Agreement (substantially in the form of Exhibit C), duly executed by the Lessor and the Lender, shall have been delivered to each of the Lessor and the Lender; counterparts of the Deed of Trust (substantially in the form of Exhibit D), duly executed by the Lessee and in recordable form, shall have been delivered to each of the Lessor and the Lender; the Assignment of Lease and Rents (substantially in the form of Exhibit E), duly executed by the Lessor, consented to by the Lessee and in recordable form, shall have been delivered to the Lender; the Note (substantially in the form attached as an exhibit to the Loan Agreement) payable to the order of the Lender, duly executed by the Lessor, shall have been delivered to the Lender and the Non-Disturbance and Attornment Agreement (substantially in the form of Exhibit F) duly executed by the Lessee, Lessor and Lender and in recordable form shall have been delivered to the Lender, the Lessor and the Lessee.

                          (v) Title and Title Insurance. The Lessor and the Lender shall receive from the Title Insurance Company, respectively, a Texas form of Leasehold Owner's Policy in the amount of the Estimated Development Costs (the "Owner's Title Policy") and a Texas form of Leasehold Loan Policy of title insurance in the amount of the Loan Commitment (the "Lender's Title Policy"), each issued by the Title Insurance Company, in each case, each acceptable in form and substance to Lessee and the Lender (the Owner's Title Policy and the Lender's Title Policy, collectively the "Title Policies"). The Title Policies (A) shall be dated as of the Closing Date, (B) to the extent permitted under Applicable Law, shall include coverage over the general exceptions to such Title Policy and shall contain such affirmative endorsements as to easements and rights-of-way, encroachments, the nonviolation of covenants and restrictions, survey matters and other matters as the Lender and the Lessor shall reasonably request and (C) shall not contain a "pending disbursements" exception except as to mechanics' lien claims and except as to limiting coverage to the amount of Loan Advances actually disbursed from time to time.

                          (vi) Security Agreement and Assignment. The Security Agreement and Assignment (substantially in the form of Exhibit G), duly executed by the Lessee, with an acknowledgement and consent thereto satisfactory to the Lessor and the Lender duly executed by the General Contractor and complete copy of the Construction Contract certified by the Lessee shall have been delivered to the Lender.

                          (vii) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Lender, at the Lessee's expense, an accurate survey of the Leased Property certified to the Lessor and the Lender in a form satisfactory to the Lessor and the Lender and showing no state of facts unsatisfactory to the Lessor or the Lender and prepared within sixty (60) days of the Closing Date by a licensed surveyor selected by Lessee and reasonably satisfactory to Lender. Such survey shall (A) be acceptable to the Title Insurance Company, (B) show no encroachments on the Land by structures owned by others, and no encroachments from any part of the Leased Property onto any land owned by others, except for such encroachments which, in the judgment of the Lender and its counsel, do not impair in any material respect the value of the Leased Property or the suitability of the Leased Property for its intended use, and (C) disclose no state of facts objectionable to the Lessor, the Lender or the Title Insurance Company.

                          (viii) Evidence of Insurance. The Lessor and the Lender have received from the Lessee certificates of insurance evidencing compliance with the provisions of both Section 2.7 hereof and Article IX of the Lease (including the naming of the Lessor and/or the Lender as additional insured or loss payees with respect to such insurance), in form and substance reasonably satisfactory to the Lessor and the Lender.

                          (ix)    Lessee's Resolutions and Incumbency
                 Certificate, Etc. Each of the Lender and the Lessor shall have received (A) a certificate of the Secretary or an Assistant Secretary of the Lessee attaching and certifying as to (1) the resolution of the Lessee's Board of Directors (or an appropriate committee of such Board) duly authorizing the execution, delivery and performance by the Lessee of each Operative Document to which the Lessee is or will be a party,
                 (2) the incumbency and signatures of Persons authorized to execute and deliver Operative Documents on the Lessee's behalf, (3) the Lessee's certificate of incorporation, certified as of a recent date by the Secretary of State of the state of the Lessee's incorporation and (4) the Lessee's by-laws and (B) a good standing certificate for the Lessee from the appropriate officer of the State of Texas.

                          (x) Recording Fees; Transfer Taxes. To the extent not covered by the Lender's Title Policy, the Lender shall have received satisfactory evidence of the payment by the Lessee of all recording and filing fees and taxes with respect to any recordings or filings made of the Memorandum of Lease, the Mortgage, the Assignment of Lease and Rents and the Subordination and Nondisturbance Agreement.

                          (xi) Opinion of Lessee's Counsel. The opinion of Judith Y. Robertson, Lessee's general counsel, dated the Closing Date, and being substantially in the form set forth in Exhibit H and containing such other matters as the parties to whom such opinion is addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor and the Lender.

                          (xii)   Lessor's Resolution and Incumbency
                 Certificate. The Lender shall have received a certificate of the managing member of the Lessor attaching and certifying as to (A) the managing member's resolution authorizing the execution, delivery and performance by it of each Operative Document to which the Lessor is or will be a party and (B) the incumbency and signatures of Person(s) authorized to execute and deliver such documents on the Lessor's behalf.

                          (xiii) Opinion of Lessor's Counsel. The Opinion of Ropes and Gray, Boston, Massachusetts dated the Closing Date, substantially is the form of Exhibit I shall have been delivered and addressed to each of the Lessee and the Lender.

                          (xiv) Soil Analysis and Environmental Report. The Lender and the Lessor shall have received and approved (i) soil analysis report relating to the Leased Property in form and content satisfactory to the Lender and (ii) an environmental report which shall certify results related to toxic and other hazardous substances on the Leased Property.

                          (xv) Plans and Specifications. Copies of the Plans and Specifications.

                          (xvi) Architect Certificate. An certification from the Architect, substantially is the form of Exhibit J shall have been delivered to each of the Lessor and the Lender.

                          (xvii) Utilities. Evidence that all utility services necessary for construction and use of the Improvements (including without limitation, electric, gas, telephone, water and sewer service) are available to the Leased Property, and the Lessee has the right to connect to and use all utility services without restriction; and that all necessary easements to provide such utility services to the Improvements have been obtained.

                          (xviii) Zoning.  Evidence of compliance with
                 applicable zoning ordinances or similar land use restrictions.

                          (xix)   Governmental Authorizations.  All
                 authorizations, if any, required by an governmental authority for the operation of the Leased Property for the purposes contemplated by the Plans and Specifications, which are presently procurable.

                          (xx) Waiver of Option. An original instrument, in a form satisfactory to the Lender, executed by Ithaca Investments, Ltd., a Texas limited liability partnership (the "Developer"), in recordable form, shall have been delivered to the Lender waiving the Developer's option to repurchase the Land created in that certain Declaration of Covenants, Conditions and Restrictions dated October 5, 1993, recorded in the Real Property Records of Harris County, Texas under File Number P500092.

                 (b) Litigation. No action or proceeding shall have been instituted or, to the Lessee's knowledge, threatened nor shall any governmental action, suit, proceeding or investigation be instituted or, to the Lessee's knowledge, threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Participation Agreement or any of the other Operative Documents or any transaction contemplated hereby or thereby or which would materially adversely affect the Leased Property or any transaction contemplated by the Operative Documents or which would result in a Material Adverse Effect.

                 (c) Legality. In the opinion of the Lender, the Lessor or their respective counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for the Lender or the Lessor to participate in any of the transactions contemplated by the Operative Documents.

                 (d) No Events. (i) No Default, Event of Default, Event of Loss or Event of Taking shall have occurred and be continuing and (ii) no action shall be pending or, to the Lessee's knowledge, threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking.

                 (e) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Closing Date.

                 (f) No Material Adverse Effect. There shall not have occurred any event having a Material Adverse Effect since June 30, 1996.

                 (g) Fees and Transaction Expenses. The Lessee shall have paid (i) the remaining $100,000 of the fee owed to the Financial Advisor and
(ii) the reasonable fees and expenses of the Lessor, the Lender and their respective counsel.

         SECTION 3.2 Conditions to Subsequent Fundings. Notwithstanding anything to the contrary contained herein, or in any other Operative Document, neither the Lender nor the Lessor shall have any obligation to make any Loan Advance or Contribution Advance, as the case may be, pursuant to the initial or any subsequent Funding Requisition, unless each of the following conditions shall have been satisfied or waived by the Lender with respect to such Funding:

                 (a)      Deliveries.      On or prior to each Funding
subsequent to the Initial Loan Advance, the Lessee shall deliver, or cause to be delivered, the following:

                          (i)     Plans and Specifications.  Detailed
architectural, structural, mechanical, and electrical Plans and Specifications for the Improvements, to the extent not already delivered, to the Lender, provided, however, that no Advance shall be required to be made for any portion of Construction of the Improvements until the Plans and Specifications for such portion of the Improvements shall have been delivered to and approved by the Lender;

                          (ii)    Title Policy Endorsement.  An endorsement to
the Title Policies (A) indicating that since the last Funding Date there has been no change in the state of title and no survey exceptions not theretofore approved by the Lessor and the Lender and (B) increasing the coverage of the Title Policies by an amount equal to the Funding then being made so that the total amount insured equals, in the case of the Lender's Title Policy, the total amount of Loan Advances disbursed by the Lender, and in the case of Lessor's Title Policy, a like amount plus in addition, the amount of the Contribution, and, in each case, changing the effective date of the Title Policies to the Funding Date. At the Lender's discretion, any Funding may be made through the Title Insurance Company. Prior to each Funding Date, the Lessee shall furnish the Title Insurance Company with lien waivers as required by the Title Insurance Company through the time of the Funding. No title indemnities for purposes of insuring around any objection to or condition of title shall be issued or provided by the Lessee or the Lessor to the Title Insurance Company without the prior written consent of the Lender;

                          (iii)   Engineer's Certificate.  If applicable, a
certification from the Architect or from an engineer approved by the Lender that the Improvements have been or are being erected within the property boundaries of the Land and in accordance with all applicable set back requirements and the approved site plan;

                          (iv)    Improvements Permit.  All building permits or
other authorizations required by any Governmental Authority for the Construction to the extent not previously obtained;

                          (v)     [reserved]

                 (b) No Events. (i) No Default, Event of Default, Event of Loss or Event of Taking shall have occurred and be continuing and (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking;

                 (c) Requisition. Together with the Funding Requisition, the Lessee shall submit to the Lender a requisition using AIA Form G702 and 703 accompanied by a cost breakdown, the accuracy of which shall be certified by the Lessee, the Architect and the General Contractor, and such other information and documentation required hereunder. The Approved Budget shall serve as the disbursement control for each line item. Neither the Lender nor the Lessor shall be required to make a Funding for any line item in excess of the amount shown in the Approved Budget for such line item; provided, however, that the Lender shall not unreasonably withhold its consent to a reallocation of amounts within line items in the Approved Budget (other than the line item for interest reserve) as long as the total cost of the Construction does not increase;

                 (d) Timing. Fundings Requisitions after the Initial Funding shall not be made more often than once a month and the total amount of all Fundings shall not at any time exceed an amount equal to the sum of the hard costs of the work completed to date as certified by the Architect on the aforesaid AIA draw request forms and the soft costs incurred. The Lender reserves the right to review and approve invoices for all hard and soft costs. Prior to each Advance, the Lender or its agents may inspect the Leased Property to verify that the related Funding Requisition accurately reflects the amount of the Construction with respect thereto;

                 (e) Loan Out of Balance. If, in the sole judgment of the Lender, and determined at any time while the Loan is outstanding, the cost of the Construction increases, the Lessee shall be required to invest the increased amount in the Construction or deposit such increased amount with the Lender in an account pledged to the Lessor as security for the Lease and other Operative Documents in a manner reasonably satisfactory to the Lender or to provide the Lender such other assurances as to the availability of the funds as subject to the Lender's approval prior to any Loan Advance;

                 (f) Completion Deadline. If at any time the Lender shall, in its sole judgment, estimate and give notice to the Lessee that substantial completion of the Construction will not occur on or before the Completion Deadline, then neither the Lender nor the Lessor shall have any obligation to make further Advances until such time as the Lessee shall have delivered to the Lender evidence satisfactory to Lender that substantial completion of the Improvements will occur on or before the Completion Deadline;

                 (g) Approval of Contracts. Neither the Lender nor the Lessor shall have any obligation to make any Advances for any Development Costs due from the Lessee under a contract or subcontract for the Construction if such contract or subcontract is required to be, but has not been, approved by the Lender and such approval by the Lender has not been unreasonably withheld or delayed. Although the Lessee shall not be required to provide to the Lender the subcontracts for the Construction as a condition precedent to making the Initial

Funding, the Lender reserves the right, upon written notice to the Lessee, to require the Lessee to provide such subcontracts for subsequent Advances;

                 (h) Compliance with Plans and Specifications. If the Lender or the Lessor should at any time determine that any part of the work performed on, or materials incorporated into, the Improvements does not comply in any material respect with the Plans and Specifications, whether or not the Development Cost of any such work or materials shall have been included in a Funding Requisition theretofore made, then neither the Lender nor the Lessor shall have any obligation to make any further Advances until such work is corrected, or material is changed, to comply with the Plans and Specifications and the Lender and the Lessor have received satisfactory evidence to them of such change and compliance, and Lender and the Lessor shall respectively have the right to offset against the amount of any subsequent Advance the cost of the nonconforming work or materials included in prior Fundings.
Notwithstanding the foregoing, the Lender and the Lessor shall continue to make Advances for other work and materials if, prior to the determination by the Lender or the Lessor of such nonconformance, the Lessee and/or the Architect have previously made a similar determination, and the Lessee has delivered to the Lender and the Lessor evidence reasonably satisfactory to the Lender and the Lessor that the General Contractor has agreed to correct such work or to change such materials without requesting an Advance for the cost thereof, and the General Contractor diligently pursues such work and changes to completion within 90 days after the determination of the need for corrective action;

                 (i) Defects in Construction. If the Lender or the Lessor should at any time reasonably determine that any part of the work performed on the Improvements has not been performed in a good and workmanlike manner, whether or not the Development Cost of any such work shall have been included in a Funding Requisition theretofore made, neither the Lender nor the Lessor shall have any obligation to make any further Advances until such work is corrected so as to have been performed in a good and workmanlike manner and the Lender and the Lessor have received satisfactory evidence of such correction, and Lender and the Lessor shall have the right to offset against the amount of any subsequent Advances by the cost of the nonconforming work or materials included in prior Fundings. Notwithstanding the foregoing, the Lender and the Lessor shall continue to make Advances for other work and materials if, prior to the determination by the Lender or the Lessor of such nonconformance, the Lessee and/or the Architect have previously made a similar determination, and the Lessee has delivered to the Lender and the Lessor evidence reasonably satisfactory to the Lender and the Lessor that the General Contractor has agreed to correct such work or to change such materials without requesting an Advance for the cost thereof, and the General Contractor diligently pursues such work and changes to completion within 90 days after the determination of the need for corrective action; and

                 (j) Compliance with Codes. If the Lender or the Lessor should at any time determine that any part of the work performed on, or materials incorporated into, the Improvements does not comply with all applicable building codes or other Applicable Law, whether or not the Development Cost of any such work or materials shall have been included in a Funding Requisition theretofore made, then neither the Lender nor the Lessor shall have any obligation to make any further Advances until such work is corrected, or material is changed, to cause the same to comply with all applicable building codes or other Applicable Law and the Lender and the Lessor have received satisfactory evidence of such correction or change and of such compliance, and the Lender and the Lessor shall have the right to offset against the amount of any subsequent Advances for other work and materials by the cost of the nonconforming work as materials included in prior Fundings. Notwithstanding the foregoing, the Lender and the Lessor shall continue to make Advances for other work and materials if, prior to the determination by the Lender or the Lessor of such nonconformance, the Lessee and/or the Architect have previously made a similar determination, and the Lessee has delivered to the Lender and the Lessor evidence reasonably satisfactory to the Lender and the Lessor that the General Contractor has agreed to correct such work or to change such materials without requesting an Advance for the cost thereof, and the General Contractor diligently pursues such work and changes to completion within 90 days after the determination of the need for corrective action.

         SECTION 3.3 Completion Date Conditions. The occurrence of the Completion Date shall be subject to the fulfillment or satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:

                 (a) Title Policy Endorsements. The Lessee shall have furnished to the Lender the following endorsements to its Title Policy (each of which shall be subject to no exceptions other than those set forth in Schedule B to its Title Policy): (i) a date-down endorsement (redating and confirming the coverage provided under the Title Policy and each endorsement thereto) and
(ii) a comprehensive endorsement, in each case, effective as of a date not earlier than the date of completion of the Construction.

                 (b) Construction Complete. The Construction shall have been completed substantially in accordance with the Plans and Specifications and all Applicable Laws, and the Improvements are ready for occupancy and operation in the ordinary course of Lessee's business. All fixtures, equipment, materials and other property contemplated under the Plans and Specifications to be incorporated or installed in the Leased Property shall have been incorporated or installed free and clear of all liens except for Permitted Liens.

                 (c) Lessee Certification. The Lessee shall have furnished the Lessor and the Lender with both (i) a certification of the Lessee that:

                          (A) all amounts owing to third parties for the Construction have been paid in full (other than contingent obligations for which the Lessee has made adequate reserves or claims being defended in good faith), and to Lessee's knowledge no litigation or proceedings are pending, or to the best of the Lessee's knowledge are threatened, against the Leased Property or the Lessee which would materially adversely affect (1) the enforceability or priority of this Participation Agreement or the other Operative Documents and
                 (2) the ability of the Lessee to
                 fully perform its obligations pursuant to and as contemplated by the terms and provisions of this Participation Agreement and the other Operative Documents;

                          (B) all consents, licenses and permits and other governmental authorizations or approvals required for the Construction and operation of the Leased Property have been obtained;

                          (C) the Leased Property has available all services of public facilities and other utilities necessary for use and operation of the Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone and other required public utilities and means of access between the Improvements and public highways for pedestrians and motor vehicles;

                          (D) all agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and the Lessee has no knowledge of any pending modification or cancellation of any of the same, and the use of the Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its continuing legal use;

                          (E)     the Construction has been completed
                 substantially in accordance with the Plans and Specifications and all Applicable Laws and the Leased Property is ready for occupancy and operation; and

                          (F) the Leased Property is in compliance with all applicable zoning laws and regulations; and

         (ii) copies of (A) all final lien waivers regarding the Construction, together with sworn statements from contractors, subcontractors and material suppliers and (B) true and complete copies of an "as built" or "record" set of the Plans and Specifications, and a plat of survey of the Leased Property "as built" showing all paving, driveways, fences and exterior improvements and copies of all licenses and permits required by any Governmental Authority having jurisdiction over the use and occupancy of the Leased Property and for the operation thereof, including copies of a certificate or certificates of occupancy for the Leased Property or other legally equivalent permission to occupy the Leased Property from the Governmental Authority having jurisdiction.

         (d) Cutoff Date. The Completion Date shall occur on or prior to the Completion Deadline.

         SECTION 3.4 Conditions to the Obligations of the Lessee. The obligations of the Lessee to lease from the Lessor and construct the Leased Property are subject to the fulfillment on the Closing Date to the satisfaction of, or waiver by the Lessee of, the following conditions precedent:

                 (a) General Conditions. The conditions set forth in Sections 3.1 that require fulfillment by the Lessor and the Lender shall have been satisfied.

                 (b) Legality; Desired Accounting Treatment. In the opinion of the Lessee or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred, or, with respect to tax laws, shall have been proposed, in Applicable Law that would make it illegal for the Lessee to participate in any of the transactions contemplated by the Operative Documents. In addition, the Lessee shall have no obligation to proceed with the actions contemplated on its part on the Closing Date if, on or prior to the Closing Date, the Lessee shall have been advised in writing by its accountants that the Lease will not constitute an operating lease for purposes of the Lessee's financial reporting.

         SECTION 3.5  Appraisal.   Lessee agrees to supply the Lender, within
60 days of the Completion Date, with an appraisal report for the Land and the Improvement, which appraisal report shall be prepared by an independent appraising firm, and be in form and substance, reasonably acceptable to the Lender. In the event that the appraised Fair Market Sales Value of the Land and the Improvement is less than the amount of the Loan Advances and the Contribution Advances previously made (or deemed made), Lessee agrees to promptly pay to the Lender an amount equal to the amount by which such Loan Advances exceed the aforesaid appraised value, which amount shall be applied in accordance with Section 3 of the Loan Agreement. Any such payment of a portion of the Loan under the circumstances described in this Section 3.5 shall be without any premium or penalty to Lessee, but Lessee shall pay Supplemental Rent in an amount of the Breakage Costs, if any.

                                   SECTION 4
                         REPRESENTATIONS AND COVENANTS

         SECTION 4.1 Representations of the Lessee. Effective as of the date of execution hereof and as of the Closing Date, the Lessee represents and warrants to each of the other parties hereto as follows:

                 (a) Organization; Corporate Powers. The Lessee (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction where such qualification is required and where the failure to be duly qualified and in good standing would have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Operative Documents.

                 (b) Authority. The Lessee has the requisite corporate power and authority to execute, deliver and perform the Operative Documents executed or to be executed by it. The execution, delivery and performance (or recording or filing, as the case may be) of the Operative Documents, and the consummation of the transactions contemplated on the part of the Lessee thereby, have been duly approved by the Board of Directors of the Lessee and no other corporate proceedings on the part of the Lessee are necessary to consummate the transactions so contemplated.

                 (c) Due Execution and Delivery of Operative Documents. The Operative Documents executed by the Lessee have been duly executed and delivered (or recorded or filed, as the case may be) by the Lessee, and, in each case, constitute its legal, valid and binding obligation, enforceable against it in accordance with each such Operative Document of its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

                 (d) No Conflict. The execution, delivery and performance of each Operative Document to which it is a party by the Lessee and each of the transactions contemplated thereby do not and will not (i) violate any Applicable Law or Contractual Obligation of the Lessee the consequences of which violation, singly or in the aggregate, would have a Material Adverse Effect, (ii) result in or require the creation or imposition of any Lien whatsoever on the Leased Property (other than Permitted Liens) or (iii) require any approval of stockholders which has not been obtained.

                 (e) Governmental Consents. Except as have been made, obtained or given, no filing or registration with, consent or approval of, notice to, with or by any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance by the Lessee of the Operative Documents, the use of the proceeds of the Loans made to effect the acquisition of the leasehold interest in the Land and the Construction of the Improvements, or the legality, validity, binding effect or enforceability of any Operative Document.

                 (f) Governmental Regulation. The Lessee is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                 (g) Requirements of Law. The Lessee is in compliance with all Requirements of Law applicable to Lessee and its business, in each case where the failure to so comply would have a Material Adverse Effect, either individually or together with other such cases.

                 (h) Rights in Respect of the Leased Property. The Lessee is not a party to any contract or agreement to sell any interest in the Leased Property or any part thereof other than pursuant to the Participation Agreement, the Ground Lease and the Lease.

                 (i)      Hazardous Materials.

                          (i)     Except in full compliance with all Applicable
Law there are no Hazardous Materials present at, upon, under or within the Leased Property or released or transported to or from the Leased Property.

                          (ii)    No Governmental Actions have been taken, or
are in process or have been threatened, which could reasonably be expected to subject the Leased Property, the Lender or the Lessor to any Claims or Liens under any Environmental Law which would have a materially adverse effect on the Lessor, the Lender or the Leased Property.

                          (iii)   The Lessee has all Environmental Permits
necessary to operate the Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits.

                          (iv)    With respect to the Leased Property, no
notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to the Lessee, and no penalty has been assessed on the Lessee and no investigation or review is pending or threatened by any Governmental Authority or other Person with respect to any alleged violation or liability of the Lessee under any Environmental Law. No material notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to the Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

                          (v)     The Leased Property and each portion thereof
are presently in compliance with all Environmental Laws, and there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding the Leased Property (including, without limitation, the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a Claim against the Leased Property, the Lender, the Lender or the Lessee, (B) cause the Leased Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which the Leased Property is located or (D) prevent or interfere with the continued operation and maintenance of the Leased Property as contemplated by the Operative Documents.

                 (j) Leased Property. The present condition and use of the Leased Property conforms with all conditions or requirements of all existing permits and approvals issued with respect to the Leased Property, and the present use of the Leased Property and the Lessee's future intended use of the Leased Property under the Lease does not violate any Applicable Law. No notices, complaints or orders of violation or non-compliance have been issued or threatened or contemplated by any Governmental Authority with respect to the Leased Property or any present or intended future use thereof. All agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or in the reasonable judgment of the Lessee will be, obtained and are in full force and effect and the Lessee has no actual knowledge of any pending modification or cancellation of any of the same.

                 (k) Qualification of Lessee Representations. The representations of the Lessee set forth in this Section are qualified by the conditions that (i) all representations are made and given to the best of the Lessee's knowledge after due inquiry, (ii) where a representation involves compliance by the Lessee with an Applicable Law or an Environmental Law such representation is deemed to be compliance by the Lessee in all material respects with any such law and (iii) where a representation involves conduct on the part of the Lessee that does not violate an Applicable Law or an Environmental Law such representation is deemed to exclude Lessee's non-material violations of any such law.

         SECTION 4.2 Representations and Covenants of the Lessor. Effective as of the date of execution hereof and as of the Closing Date, the Lessor represents and warrants to the Lender and the Lessee as follows:

                 (a) Due Organization; Limited Purpose. The Lessor is a limited liability company duly organized and validly existing in good standing under the laws of the State of Massachusetts; is duly qualified as a foreign limited liability company and in good standing under the laws of the State of Texas; and has full power, authority and legal right as a limited liability company to execute, deliver and perform its obligations under this Participation Agreement and each other Operative Document to which it is or will be a party. The Lessor further represents, covenants and warrants that
(i) it has been formed and exists for the sole purpose of, and will not engage in any business or other activity except as necessary in connection with, acquiring and owning the Leased Property and taking the actions contemplated on the Lessor's part under the Operative Documents and (ii) except for obligations and indebtedness of the Lessor represented by and set forth in the Operative Documents and except for obligations or indebtedness of the Lessor arising directly or indirectly from the Lessee's failure to discharge the Lessee's obligations under the Operative Documents, the Lessor will not create, incur, suffer to be created or incurred, or guarantee any obligation or indebtedness.

                 (b) Due Authorization; Enforceability, Etc. The Participation Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles.

                 (c) No Conflict. The execution and delivery by the Lessor of this Participation Agreement and each other Operative Document to which the Lessor is or will be a party are not or will not, and the performance by the Lessor of its obligations under each and will not, violate its certificate of formation or Operating Agreement, do not and will not contravene any Applicable Law and do not and will not contravene any provision of, or constitute a default under, any Contractual Obligation of the Lessor, and the Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents.

                 (d) Litigation. There are no pending or threatened actions or proceedings against the Lessor before any court, arbitrator or administrative agency that would have a material adverse effect upon the ability of the Lessor to perform its obligations under this Participation Agreement or any other Operative Documents to which it is or will be a party.

                 (e) Lessor Liens. No Lessor Liens or other Liens created by acts or omissions of the Lessor (other than Liens created by the Operative Documents) exist on the Closing Date on the Leased Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Participation Agreement or any other Operative Document to which it is or will be a party will not subject the Leased Property, or any portion thereof, to any Lessor Liens or other Liens created by the Lessor (other than by the Operative Documents). Except for Liens against the Leased Property created by the Operative Documents, Permitted Liens (other than Lessor Liens), Liens (including Lessor Liens) arising directly or indirectly from the Lessee's failure to discharge the Lessee's obligations under the Operative Documents, the Lessor further represents and warrants that it will not create, suffer to be created or permit any Liens on the Leased Property.

                 (f) Employee Benefit Plans. The Lessor is not and will not be making its Contribution Advances hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

         SECTION 4.3 Covenant of Lender. Upon payment by Lessee of the purchase price for the Leased Property pursuant to Article XV of the Lease, Lender will release the lien of the Operative Documents against the Leased Property.

         SECTION 4.4 Tax Treatment. (a) The parties hereto agree that it is the Lessee's intention that for Federal, state and local income Tax purposes
(i) the Lease be treated as the repayment and security provisions of a loan to the Lessee, all rights to the principal and interest of which have been assigned by the Lessor to the Lender, (ii) the Lessee be treated as the legal and beneficial owner entitled to any and all benefits of ownership of the Property or any part thereof and (iii) all payments of Basic Rent during the Lease Term be treated as payments of interest and principal, as the case may be, to the Lender.

         (b) The Lessee agrees that neither it nor any member of any affiliated group of which it is or may become a member (whether or not consolidated or combined returns are filed for such affiliated group for Federal, state or local income Tax purposes) will at any time take any action, directly or indirectly, or file any return or other document inconsistent with the intended income Tax treatment set forth in Section 4.4 (a) hereof, and the Lessee agrees that the Lessee and any such Affiliates will file such returns, maintain such records, take such actions and execute such documents as may be appropriate to facilitate the realization of such intended income Tax treatment.

         (c) The Lessor and the Lender each agree that, except to the extent required by law, neither it nor any member of any affiliated group of which it is or may become a member (whether or not consolidated or combined returns are filed for such affiliated group for Federal, state or local income Tax purposes) will at any time take any action, directly or indirectly, or file any return or other document claiming, or asserting that it is entitled to the income Tax benefits, deductions and/or credits which, pursuant to the intended income Tax treatment set forth in Section 4.4 (a) hereof, would otherwise be claimed or claimable by the Lessee, and that it and any such Affiliates will at the expense of the Lessee file such returns, maintain such records, take such actions, and execute such documents (as reasonably requested by the Lessee from time to time) as may be appropriate to facilitate the realization of, and as shall be consistent with, such intended income Tax treatment, other than engaging in any contest of such treatment with any taxing authority, and if any such filing, maintenance, action or execution requested by the Lessee would result in any additional income Tax liability or expense payable by it or any Affiliate, or could reasonably be expected to result in liability or expense payable by it or any Affiliate, then the Lessee will provide an indemnity against such income Tax liability or other liability satisfactory to the Lessor or the Lender, as the case may be, in the Lessor's or the Lender's sole opinion, as the case may be.

                                   SECTION 5
                            COVENANTS OF THE LESSEE

         SECTION 5.1 Qualification as to Corporate Status. The Lessee shall remain a validly existing corporation organized under the laws of the State of Texas or any other State of the United States of America and shall remain qualified to do business in the State.

         SECTION 5.2 Further Assurances. Upon the written request of the Lessor or the Lender, the Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents to be recorded or filed at such places and times in such manner as may be necessary to preserve, protect and perfect the interest of the Lessor and the Lender in the Leased Property as contemplated by the Operative Documents.

SECTION 5.3  Reporting.

                 (a)Financial Statements. The Lessee shall deliver or cause to be delivered to the Lender:

                 (i) As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three quarterly accounting periods in each Fiscal Year, the consolidated condensed balance sheet of the Lessee and its Subsidiaries as at the end of such quarterly period and the related consolidated condensed statements of operations for such quarterly period and for the elapsed portion of the current Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related period in the prior Fiscal Year, which financial statements shall be certified by a duly authorized officer of the Lessee that they fairly present the consolidated financial condition of the Lessee and its Subsidiaries as at the dates indicated, subject to changes resulting from audit and normal year-end adjustments;

                 (ii) As soon as practicable, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, consolidated balance sheets of the Lessee and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of earnings, stockholders' equity and changes in cash-flows of the Lessee and its Subsidiaries for such Fiscal Year, setting forth in comparative form the consolidated figures for the Lessee and its Subsidiaries for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Price Waterhouse, L.L.P. or other independent public accountants of recognized national standing selected by the Lessee which report shall be unqualified as to the scope of audit and as to the status of the Lessee and its Subsidiaries as a going concern and shall state that such consolidated financial statements present fairly the financial position of the Lessee and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

                 (iii) Together with each delivery of any financial statements pursuant to clauses (i) and (ii) of this subsection, an officer's certificate of the Lessee, executed by a duly authorized officer of the Lessee, stating that the signer has instituted procedures for the review of the terms of this Participation Agreement and the principal Operative Documents and the review in reasonable detail of the transactions and conditions of the Lessee and its Subsidiaries taken as a whole during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such officer's certificate, of any condition or event which constitutes an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Lessee has taken, is taking and proposes to take with respect thereto and stating that, to the best of such officer's knowledge, the financial statements delivered pursuant to clause (i) of this subsection present fairly the financial position of the Lessee and its Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP consistently applied;

                 (iv) Promptly, and in any event within five (5) Business Days after the Lessee obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes an Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Lessee propose to take with respect thereto and (B) any litigation or governmental proceedings pending against the Lessee which the Lessee determines it will disclose in the Lessee's reports filed on Forms 10-K or 10-Q with the SEC (notice being due within five Business Days of such determination); and

                 (v) With reasonable promptness, such information with respect to the financial condition of the Lessee or the Leased Property as from time to time may be reasonably requested by the Lender; provided, however, that the Lender shall keep such information confidential, except in connection with enforcement or exercise of the Lender's rights under this Participation Agreement or otherwise available at law or in equity and provided, further, that the Lender may disclose such information to the extent necessary to respond to inquiries of bank regulatory authorities or to comply with legal process or any other legal disclosure obligations, or to the extent such information has been made publicly available by parties other than the Lender.

                 (b) Other Reports. Promptly after the same are available to it, the Lessee shall deliver to the Lessor copies of all regular and periodic reports and other reports and filings (if any) made by the Lessee with the SEC, and promptly upon transmission thereof, copies of all proxy statements, financial statements, notices and reports as the Company shall send to its shareholders.

         SECTION 5.4  Financial Covenants of Lessee.

                 (a) The Lessee shall not permit Consolidated Tangible Net Worth, as determined as of the last day of any fiscal quarter, to be less than the sum of (i) $25,000,000 plus (ii) an amount equal to 30% of the sum of Consolidated Net Income for each fiscal quarter from and including the fiscal quarter in which the Closing Date occurred (provided that any net loss for any fiscal quarter shall be excluded from such calculation).

                 (b) The Lessee shall not permit Consolidated Net Worth, as determined as of the last day of any fiscal quarter, to be less than (i) $45,000,000 plus (ii) an amount equal to 30% of the sum of Consolidated Net Income for each fiscal quarter from and including the fiscal quarter in which the Closing Date occurred (provided that any net loss for any fiscal quarter shall be excluded from such calculation).

                 (c) The Lessee shall not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.


                                   SECTION 6
                         TRANSFERS BY LESSOR AND LENDER

         SECTION 6.1 Lessor Transfers. The Lessor shall not assign, convey, encumber or otherwise transfer all or any portion of its right, title or interest in, to or under the Leased Property or the Lease (except pursuant to the Mortgage, the Assignment of Lease and Rents or pursuant to Article VI of the Lease) or any of the Operative Documents without obtaining the prior written consent of the Lender and the Lessee.

         SECTION 6.2 Lender Transfers. The Lender shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under any of the Operative Documents without the prior written consent of the Lessee and the Lessor (such consent not to be unreasonably withheld); provided, however, that without the prior written consent of or notice to the Lessor or the Lessee, the Lender may sell participating interests in the Loan to such banks and other financial institutions as the Lender shall, in its sole discretion, determine.

                                   SECTION 7
                                INDEMNIFICATION

         SECTION 7.1 General Indemnification. The Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims by any third-party that may be imposed on, incurred by or asserted against such Indemnitee, whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person (except to the extent such claim is covered by the insurance required by the Lease) and in any way relating to or arising out of:

                 (i) any of the Operative Documents or any of the transactions contemplated thereby, and any amendment, modification or waiver in respect thereof;

                 (ii)     the Land or any part thereof or interest therein;

                 (iii) the purchase, design, construction, preparation, installation, inspection, delivery, non- delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer or title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part or any interest in the Leased Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including without limitation (A) Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), (B) latent or other defects, whether or not discoverable, (C) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property, (D) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or any part thereof, (E) any Claim for patent, trademark or copyright infringement and (F) Claims arising from any public improvements with respect to the Leased Property resulting in any change or special assessments being levied against the Leased Property or any Claim for utility "tap-in" fees;

                 (iv) the breach or alleged breach by the Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered under any Operative Document;

                 (v) the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement, or the authorization of any broker or financial adviser retained or employed by any other Person who or which acts on Lessee's behalf, or the incurring of any fees or commissions to which the Lessor or the Lender might be subjected by virtue of their entering into the transactions contemplated by this Participation Agreement;

                 (vi) the existence of any Lien on or with respect to the Leased Property, the Construction, any Basic Rent or Supplemental Rent, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of or title to or interest of any Person in the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except in all cases the Liens listed as items (i) and (ii) in the definition of Permitted Liens; or

                 (vii) any breach of any requirement, condition, restriction or limitation in the Ground Lease;

provided, however, that the Lessee shall not be required to indemnify any Indemnitee under this Section for (x) any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee (provided that the exception set forth in this clause (x) shall not apply to Lessor Indemnitees, which the Lessee shall, in any event, be obligated to indemnify, except as provided in Section 18.12 of the Lease), (y) any Claim resulting from Lessor Liens which the Lessor is responsible for discharging under the Operative Documents or (z) any Claim which occurs or arises out of a time when the Lessee was not an owner, lessee or otherwise using or in possession of the Leased Property or any part thereof. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

         SECTION 7.2 Environmental Indemnity. Without limitation of Section 7.1, the Lessee agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all Claims (including without limitation third party Claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Leased Property), damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of:

                 (i) the presence on or under the Land of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto the Land;

                 (ii) any activity, including, without limitation, construction, carried on or undertaken on or off the Land, and whether by the Lessee, or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee, or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Land;

                 (iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws;

                 (iv) any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records; or

                 (v) any residual contamination on or under the Land, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;

in any case arising or occurring (y) prior to or during the Lease Term or (z) at any time during which the Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses the Leased Property or any portion thereof; provided, however, that the Lessee shall not be required to indemnify any Indemnitee under this Section for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee (except that the exception set forth in the immediately preceding proviso shall not apply to Lessor Indemnitees, which the Lessee shall, in any event, be obligated to indemnify, except as provided in Section 18.12 of the Lease). It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

         SECTION 7.3 Proceedings in Respect of Claims. The obligations and liabilities of the Lessee with respect to any Claims for which, if valid, Lessee is obligated to provide indemnification pursuant to the provisions of
Section 7.1 and Section 7.2 ("Indemnified Claims"), shall be subject to the following terms and conditions:

                 (a) Whenever an Indemnitee shall have received notice that an Indemnified Claim has been asserted or threatened against such Indemnitee, the Indemnitee shall promptly notify the Lessee of such Claim, together with supporting facts and data within the possession or knowledge of the Indemnitee related thereto, provided that the failure to deliver such notice shall not relieve the Lessee of its indemnification obligations hereunder except to the extent that such failure prejudices the Lessee. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

                 (b) Lessee shall defend, at its expense, such Indemnified Claim with counsel of its choice reasonably satisfactory to the Indemnitee, provided, however, that if an Event of Default has occurred and is continuing, the Indemnitee shall have the right, upon notice to and at the expense of Lessee, to undertake the defense of such Claim during the continuance of such Event of Default. The Indemnitee shall promptly notify the Lessee of any compromise or settlement proposal with respect to any such Claim and shall not unreasonably refuse to accept any such proposal if the same is acceptable to the Lessee. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lender acting individually and on behalf of the affected Indemnitee (and Lessor hereby irrevocably so authorizes Lender to grant such consent on behalf of Lessor and the Lessor Indemnitees), which consent shall not be unreasonably withheld. The Lessee and each Indemnitee are and shall be bound to cooperate with each other in good faith in connection with the defense of any such action, suit or proceeding in providing any information and bear witness or give testimony which may be requested by counsel for any of such parties.

                 (c) Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld (it being agreed that it will not be unreasonable for the Lessee to withhold consent if such compromise or settlement adversely affects a material right or property interest of the Lessee, including, without limitation, Lessee's use, title or possession of the Leased Property), unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim, provided that no Indemnitee shall enter into any settlement which would adversely affect Lessee's use, title to or possession of the Leased Property without Lessee's prior written consent.

                 (d) Upon payment in full of any Claim by the Lessee pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense) including claims (subject to the provisions of this Section 7 and Section 18.12 of the Lease) against another Indemnitee and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such Claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such Claims.

                 (e)      Any amount payable to an Indemnitee pursuant to
Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable, and if requested by the Lessee, such determination shall be verified by a nationally recognized independent accounting firm mutually acceptable to the Lessee and the Indemnitee at the expense of the Lessee.

                 (f) If Lessee fails to assume the defense of an Indemnified Claim within a reasonable time (and in any event not more than 30 days) after receipt of notice thereof from the Indemnitee, the Indemnitee will (upon delivering notice to such effect to the Lessee) have the right to undertake, at the Lessee's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Lessee, subject to the right of the Lessee (provided no Event of Default shall have occurred and remained outstanding) to assume the defense of such Claim at any time prior to the settlement, compromise or final determination thereof, and provided however, that the Indemnitee shall not enter into any such compromise or settlement without the written consent of the Lessee, which shall not be unreasonably withheld, as aforesaid, and provided further that no Indemnitee shall enter into any such settlement which would adversely affect Lessee's use, title to or possession of the Leased Property without Lessee's prior written consent. In the event the Indemnitee assumes the defense of any such Claim, the Indemnitee will cooperate with the Lessee in keeping the Lessee reasonably informed of the progress of any such defense, compromise or settlement.

                 (g) Nothing contained in this Section 7.3 shall be deemed to expand the obligation of the Lessee to defend or be responsible for indemnification of the Indemnitees with respect to any Claim beyond the specific indemnification obligations set forth in Sections 7.1, 7.2, 7.4, or elsewhere in the Operative Documents.

         SECTION 7.4  General Tax Indemnity.

                 (a) Except as otherwise provided in this Section, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "Taxes" and individually as a "Tax" (for the purposes of this Section, the definition of "Taxes" excludes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of
Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, the Lessee, the Leased Property or any portion thereof or the Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of the Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor Lien) thereon,
(ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to the Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) the Leased Property, the Land or any part thereof or any interest therein, (iv) all or any of the Operative Documents, any other documents contemplated thereby and any amendments and supplements thereto and (v) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

                 (b)      Section 7.4(a) shall not apply to:

                          (i) Taxes on, based on, or measured by or with respect to, net income of the Lessor and the Lender (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, (B) withholding Taxes imposed by the United States or any state (1) on payments with respect to the Note, to the extent imposed by reason of a change in Applicable Law occurring after the Closing Date or (2) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Note and (C) any increase in any franchise taxes based on or otherwise measured by net income, estate, inheritance, transfer, income tax or gross income or gross receipts tax in lieu of net income over the term of the Lease, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on the Closing Date the Lessor had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Loan, with debt service for such loan equal to the portion of the Basic Rent attributable to the Loan payable on each Rent Payment Date and a principal balance at the maturity of such loan in an amount equal to the Loan at the end of the Lease Term;

                          (ii) Taxes on, based on, or in the nature of or measured by, Taxes on doing business, business privilege, capital, capital stock, net worth, or mercantile license or similar taxes other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase or decrease would not have occurred if on the Closing Date the Lessor had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Loan, with debt service for such loan equal to the portion of the Basic Rent attributable to the Loan payable on each Rent Payment Date and a principal balance at the maturity of such loan in an amount equal to the Loan at the end of the Lease Term or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes;

                          (iii) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earliest of (A) the expiration of the Lease Term with respect to the Leased Property and, if the Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and
         (B) the discharge in full of the Lessee's obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to the Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earliest of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

                          (iv) Taxes imposed on a Tax Indemnitee that result from any voluntary sale, assignment, transfer or other disposition by such Tax Indemnitee or any related Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents (including a sale of an interest in the Note) or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the property by the Lessee shall not be treated as a voluntary action of any Tax Indemnitee, (B) any sale or transfer resulting from the exercise by the Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease and (D) any sale or transfer resulting from the Lessor's exercise of remedies under the Lease;

                          (v)     any Tax which is being contested in
         accordance with the provisions of Section 7.4(c), during the pendency of such contest;

                          (vi) any Tax that is imposed on a Tax Indemnitee as a result of such Tax Indemnitee's gross negligence or willful misconduct (other than gross negligence on the part of the Lessor and the incorporators, stockholders, directors, officers, employees and agents of the Lessor or gross negligence or willful misconduct imputed to the Lessor or the Lender solely by reason of their respective interests in the Leased Property);

                          (vii) any Tax that results from a Tax Indemnitee engaging, with respect to the Leased Property, in transactions other than those permitted by the Operative Documents; or

                          (viii) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return that it is required to file in a proper and timely manner, unless such failure (A) results from the transactions contemplated by the Operative Documents in circumstances where the Lessee did not give timely notice to Lessor (and the Lessor otherwise had no actual knowledge) of such filing requirement that would have permitted a proper and timely filing of such return or (B) results from the failure of the Lessee to supply information necessary for the proper and timely filing of such return that was not in the possession of the Lessor.

                 (c) If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to this Section, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to this Section may be payable, such Tax Indemnitee shall promptly notify the Lessee. The Lessee shall be entitled, at its expense, to participate in and to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Lessee, on behalf of the Lessee) if and to the extent that (A) an Event of Default has occurred and is continuing, (B) such action, suit or proceeding involves matters which are unrelated to the transactions contemplated by the Operative Documents and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessee or (C) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Lessee and reasonably satisfactory to the Tax Indemnitee stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful; provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. Each Tax Indemnitee shall at the Lessee's expense supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section without the prior written consent of the Lessee, which consent shall not be unreasonably withheld (it being agreed that it will not be unreasonable for Lessee to withhold consent if such compromise or settlement would adversely affect material rights or property interests of the Lessee, including, without limitation, Lessee's use, title or possession of the Leased Property), unless such Tax Indemnitee waives its right to be indemnified under this Section with respect to such Claim, provided the settlement would not adversely affect materials rights or property interests of the Lessee, including, without limitation, Lessee's use, title or possession of the Leased Property. Notwithstanding anything contained herein to the contrary, (i) a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a Claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section with respect to such Claim (and any related Claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (ii) no Tax Indemnitee shall be required to contest any Claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of the Lessee's counsel creates substantial authority for the success of such contest. Each Tax Indemnitee and the Lessee shall consult in good faith with each other regarding the conduct of such contest controlled by either.

               (d) If (i) a Tax Indemnitee shall obtain a credit or refund of any Taxes paid by the Lessee pursuant to this Section or (ii) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Lessee pursuant to this Section, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessee is not required to indemnify such Tax Indemnitee pursuant to this Section, which reduction in Taxes was not taken into account in computing such payment by the Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to the Lessee the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or an amount equal to such reduction in Taxes, as the case may be; provided, however, that no such payment shall be made so long as an Event of Default shall have occurred and be continuing; and provided, further, that the amount payable to the Lessee by any Tax Indemnitee pursuant to this subsection shall not at any time exceed the aggregate amount of all indemnity payments made by the Lessee under this Section to such Tax Indemnitee and all related Tax Indemnitees with respect to the Taxes which gave rise to a credit or refund or with respect to the Tax which gave rise to a reduction in Taxes less the amount of all prior payments made to the Lessee by such Tax Indemnitee and related Tax Indemnitees under this Section. Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Lessee pursuant to this Section and to maximize the amount of any Tax savings available to it. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Lessee under this subsection shall be treated as a Tax for which the Lessee is obligated to indemnify such Tax Indemnitee hereunder.

                 (e) Any Tax indemnifiable under this Section shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to this Section shall be made directly to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its Address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

                 (f) If the Lessee knows of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section, the Lessee shall, if the Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the Leased Property in the Lessee except to the extent contrary to financial reporting requirements); Provided, however, that if the Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, the Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably available to the Lessee.

                 (g) At the Lessee's request, the amount of any indemnity payment by the Lessee or any payment by a Tax Indemnitee to the Lessee pursuant to this Section shall be verified and certified by an independent public accounting firm selected by the Lessee and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in Lessee's favor of 5% or more, the costs of such verification shall be borne by the Lessee. In no event shall the Lessee have the right to review the Tax Indemnitee's tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification.

The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification; provided, however, that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Participation Agreement and that matters of interpretation of this Participation Agreement are not within the scope of the independent accounting firm's responsibilities.

                 SECTION 7.5  Increased Costs, etc.

                          (a)     Changes; Legal Restrictions.  Subject to the
provisions of Section 8.12, in the event that after the date hereof (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority or
(ii) compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

                          (A) does or will subject the Lender to any tax, duty or other charge of any kind which the Lender determines to be applicable to the Operative Documents or the Loan or change the basis of taxation of payments to the Lender of principal, interest, invested amount, yield, fees or any other amount payable hereunder, except for taxes imposed on or measured by the overall net income of the Lender; or

                          (B)     does or will impose, modify, or hold
                 applicable, in the determination of the Lender, any reserve, special deposit, liquidity ratio, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, the Lender;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining the Loan or to reduce any amount receivable thereunder and the Lender gives the Lessee notice of any of the foregoing and the approximate amount of such cost increase within 120 days after the calendar year in which such increased costs were incurred by the Lender, then, in any such case, the Lessee shall promptly pay to the Lender on an After-Tax Basis, within thirty (30) days after demand made in writing by the Lender to the Lessee, such amount or amounts (based upon an allocation thereof by the Lender to the financing transactions contemplated by the Operative Documents and affected by this Section) as may be reasonably necessary to compensate the Lender for any such additional cost incurred or reduced amount received. The Lender shall deliver to the Lessee a written statement of the costs or reductions claimed and the basis therefor, and the allocation made by the Lender of such costs and reductions shall be conclusive, absent demonstrable error.

        (b) Capital Adequacy. Subject to the provisions of Section 8.12, if the Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder (including, without limitation, the Loan) to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy), then from time to time, within thirty (30) days after demand made in writing by the Lender to the Lessee, the Lessee shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection, will give prompt written notice thereof to the Lessee which notice shall show in reasonable detail the basis for calculation of such additional amounts. Such notice shall be conclusive absent demonstrable error.

        SECTION 7.6 End of Term Indemnity. In the event that at the end of the Lease Term (i) the Lessor elects the option set forth in Section 15.6 of the Lease and (ii) after the Lessor receives the sales proceeds from the Leased Property under Section 15.6 or 15.7 of the Lease together with the Lessee's payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then the Lessor or the Lender may obtain, at the Lessee's sole cost and expense, an appraisal report from the Appraiser (or if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Lender, as the case may be) in form and substance satisfactory to the Lessor and the Lender to establish the reason for any decline in value of the Leased Property from that anticipated for such date in the appraisal delivered on the Closing Date. The Lessee shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that appraisal report delivered pursuant to the preceding sentence concludes that such decline was due to (i) extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace the Leased Property in a manner consistent with reasonable preservation of its value, failure to comply with all Applicable Laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the reasonable power of the Lessee to control or effect resulting in the Improvements failing to constitute an office/warehouse and/or light manufacturing facility (excepting in each case ordinary wear and tear), (ii) any Alteration made to, or any rebuilding of, the Leased Property or any part thereof by the Lessee, (iii) any restoration or rebuilding carried out by the Lessee or any condemnation of any portion of the Leased Property pursuant to Article XI of the Lease (after taking into account any Award in respect thereof) or (iv) any use of the Leased Property or any part thereof by the Lessee other than as permitted pursuant to Article VIII of the Lease. The parties hereto acknowledge and agree that the obligation imposed upon the Lessee under this Section arises from a higher standard of maintenance of the Leased Property than that required under Article VII of the Lease and is applicable whether or not the Lessee has failed to comply with any such other obligations under the Operative Documents.

                 SECTION 7.7 Exculpation. The Lender has and shall have no liability or obligation whatsoever or howsoever in connection with the construction, completion or management of the Improvements, and has no obligation except to make Loan Advances as provided in this Participation Agreement and the Loan Agreement, and the Lender is not obligated to inspect the Improvements; nor is the Lender liable and under no circumstances whatsoever shall the Lender be or become liable for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect or insure the Improvements, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or non-performance of any obligation of the Lessor or the Lessee to the Lender or to any other person, firm or entity without limitation; and nothing, including without limitation, any disbursement of Loan Advances or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, on the Lender's part. Further, the Lessee shall be solely responsible for all aspects of the Lessee's business and conduct in connection with the construction, completion and management of the Improvements including, but not limited to:

                 (a) The quality and suitability of the Plans and Specifications;

                 (b)      Supervision of the work of Construction;

                 (c) The qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors and material suppliers and consultants;

                 (d) Conformance of the work of Construction and the Improvements to the requirements of all Applicable Laws and public and private restrictions and requirements and to the requirements of this Participation Agreement;

                 (e) The quality and suitability of all materials and workmanship; and

                 (f) The accuracy of all requests for the disbursement of Loan proceeds and the proper application of disbursed Loan proceeds.

                 The Lender shall have no obligation to supervise, inspect or inform the Lessee, the Lessor or any third party of any aspect of the work or construction of the Improvements or any other matter referred to above. Any inspection or review made by or on behalf of the Lender shall be made for the purpose of determining whether or not the obligations of the Lessee under this Participation Agreement are being properly discharged, and neither the Lessee, the Lessor nor any third party shall be entitled to rely upon any such inspection or review.

                 The Lender owes no duty of care to the Lessee or the Lessor or any third person to protect against or inform the Lessee, the Lessor or any third person of the existence of negligent, faulty, inadequate or defective design or construction of the Improvements.

                 SECTION 7.8 Role of Lender. Any term or condition hereof or of any of the other Operative Documents to the contrary notwithstanding, the Lender shall not have, and by its execution and acceptance of this Participation Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the Improvements or business and affairs of the Lessee and any term or condition hereof, or of any of the other Operative Documents, permitting the Lender to disburse funds, whether from the proceeds of the Loan or otherwise, or to take or refrain from taking any action with respect to the Lessee or the Improvements shall be deemed to be solely for the benefit of the Lender and may not be relied upon by any other person. Further, the Lender shall not have, has not assumed and by its execution and acceptance of this Participation Agreement hereby expressly disclaims, any liability or responsibility for the payment or performance of any indebtedness or obligation of the Lessee or the Lessor and no term or condition hereof, or of any of the other Operative Documents, shall be construed otherwise.

                 SECTION 7.9 Lender's Benefits. All conditions precedent to the obligation of Lender to make any Loan Advance are imposed hereby solely for the benefit of Lender. No party other than the Lessor may require satisfaction of any such condition precedent. No other party (including the Lessor) shall be entitled to assume that Lender will refuse to make any Loan Advance in the absence of strict compliance with such conditions precedent. Any requirement of this Participation Agreement and any requirement of the Loan Agreement may be waived by Lender, in whole or in part, at any time. Any requirement herein or in any other Operative Document of submission of evidence to Lender of the existence or non-existence of a fact shall be deemed, also, to be a requirement that the fact shall exist or not exist, as the case may be, and without waiving any condition or obligation of the Lessee or the Lessor, Lender may at all times independently establish to its satisfaction such existence or non-existence.

                 SECTION 7.10 Lessor's Benefits. All conditions precedent to the obligation of Lessor to make any Contribution Advance are imposed hereby solely for the benefit of Lessor. No party other than the Lender may require satisfaction of any such condition precedent. No other party (including the Lender) shall be entitled to assume that Lessor will refuse to make any Contribution Advance in the absence of strict compliance with such conditions precedent. Any requirement of this Participation Agreement and any requirement of the Loan Agreement may be waived by Lessor, in whole or in part, at any time. Any requirement herein or in any other Operative Document of submission of evidence to Lessor of the existence or non-existence of a fact shall be deemed, also, to be a requirement that the fact shall exist or not exist, as the case may be, and without waiving any condition or obligation of the Lessee or the Lessor, Lender may at all times independently establish to its satisfaction such existence or non-existence.

                                   SECTION 8
                                 MISCELLANEOUS

                 SECTION 8.1 Survival of Agreements. The indemnities of the parties provided for in Section 7 of this Participation Agreement, shall survive the termination or expiration of this Participation Agreement and any of the other Operative Documents (including, without limitation, the termination of the Lease pursuant to Section 15.7 thereof in connection with the Lessee's payment of the Recourse Deficiency Amount), any disposition of any interest of the Lessor, or the Lender in the Leased Property and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents. The representations, warranties, covenants and agreements of the parties provided for in the Operative Documents shall not be merged into the Ground Lease or the Deed.

                 SECTION 8.2 Notices. Unless otherwise specified herein or in an applicable Operative Document, it shall, for purposes of this Participation Agreement and the other Operative Documents, be sufficient service or giving of any notice, request, complaint, demand, instruction or other instrument or document to any Person, if it is in writing to the Address set forth below.
Any notice given by telecopy or facsimile transmission shall be deemed given when sent provided confirmed by regular U.S. mail. Any notice given by mail shall be deemed to be given when sent by registered or certified mail, return receipt requested. Any notice sent by any party hereto under the Operative Documents shall also be sent to the other parties to this Participation Agreement. The parties hereto may designate, by notice given to each of the other parties, any further or different addresses than those set forth below to which subsequent notices shall be sent. For purposes of the Operative Documents (but subject to the preceding sentence), the Address of the Lessee, the Lender and the Lessor is as follows:

                 (i)      Lessee    Eagle USA Airfreight, Inc.
                                    3838 North Sam Houston Parkway East,
                                    Suite 510
                                    Houston, Texas 77032
                                    Attention: Douglas A. Seckel
                                    Facsimile No.: (713) 442-2534
                                    Telephone No.: (713) 442-1188

                 (ii)     Lender    Bank One, Texas, N.A.
                                    Bank One Center
                                    7th Floor
                                    910 Travis
                                    Houston, Texas 77002
                                    Attention: John Elam
                                    Facsimile No.: (713) 751-6199
                                    Telephone No.: (713) 751-3806

                 (iii)    Lessor    Asset XI Holdings Company, L.L.C.
                                    c/o JH Management Corporation
                                    Room 520
                                    One International Place
                                    Boston, Massachusetts 02110
                                    Attention: Tiffany Percival
                                    Facsimile No.: (617) 951-7050
                                    Telephone No.: (617) 951-7690

                 SECTION 8.3 Counterparts. This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 SECTION 8.4 Amendments. No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to any party thereto except with the prior written consent of such party thereto and, in all cases, the Lender and the Lessee. If and to the extent that this Participation Agreement, the Loan Agreement, the Note, the Lease, the Assignment of Lease and Rents or the Mortgage constitutes an amendment, supplement, termination, waiver or other modification to any Operative Document, each of the parties hereto, by its execution of this Participation Agreement, shall be deemed to have given its written consent to such amendment supplement, termination, waiver or other modification.

                 SECTION 8.5 Headings, Etc. The Table of Contents and headings of the various Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

                 SECTION 8.6 Parties in Interest. Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto, their successors and their permitted assigns.

                 SECTION 8.7 Governing Law. THIS PARTICIPATION AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

                 SECTION 8.8 No Recourse. No recourse shall be had for any claims under this Participation Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of Lessor or of any successor or of Lessor's constituent members or other affiliates or of JH Management Corporation, or against JH Management Corporation, either directly or through Lessor or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

                 SECTION 8.9  Expenses.

                          (a)     Expenses of Lessor and Lender.  The
reasonable fees, expenses and disbursements (including reasonable counsel fees) of the Lessor and the Lender in connection with the Operative Documents incurred from and after the Closing Date shall be paid by the Lessee as Supplemental Rent upon demand therefor by the Lessor, provided that no such fees shall be payable by Lessee unless specifically authorized by the Operative Documents.

                          (b)     Amendments Supplements and Appraisal.  The
Lessee agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Lessor and the Lender in connection with the successful amendment or supplementing of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the fees and disbursements of counsel for the Lessor and the Lender).

                 SECTION 8.10 Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 8.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States of America for the District of Texas and appellate courts from any thereof, (ii) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in
Section 8.2 or at such other address of which the other parties hereto shall have been notified pursuant to Section 8.2 and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

                 SECTION 8.12 Limitation on Interest. Any provision to the contrary contained in this Participation Agreement or in any of the other Operative Documents notwithstanding, it is expressly provided that in no case or event shall the aggregate of (i) all interest payable by the Lessee or the Lessor and (ii) the aggregate of any other amounts accrued or paid pursuant to this Participation Agreement or any of the other Operative Documents, which under applicable laws are or may be deemed to constitute interest, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received. In this connection, it is expressly stipulated and agreed that it is the intent of the Lessee, the Lessor and the Lender to contract in strict compliance with the applicable usury laws of the State of Texas and of the United States (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Participation Agreement or any of the other Operative Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum contract interest rate permitted to be contracted for, charged or received by the applicable laws of the United States or the State of Texas (whichever permit the higher rate of interest). The Lessee, the Lessor and the other parties now or hereafter becoming liable for payment of any indebtedness under this Participation Agreement or any other Operative Documents shall never be liable for interest in excess of the maximum rate that may be lawfully contracted for or charged under the laws of the State of Texas and of the United States (whichever permit the higher rate of interest). If under any circumstances the aggregate amounts paid include amounts which by law are deemed interest which would exceed the maximum amount of interest which could lawfully have been contracted for, charged or received, the parties stipulate that such amounts will be deemed to have been paid as a result of an error on the part of the parties, and the party receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the party making such payment, refund the amount of such excess or at the Lender's option, credit such excess against any unpaid principal balance owing. To the maximum extent permitted by applicable law, all amounts contracted for, charged or received for the use, forbearance, or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan. The provisions of this Section 8.12 shall control all of the Operative Documents.

                 Section 8.13 Waiver of Consumer Rights. Each of the parties hereto does hereby represent and warrant with and to each of the other parties hereto that (a) it is not in a significantly disparate bargaining position, (b) it is represented by legal counsel in seeking or acquiring goods or services and such legal counsel was not directly nor indirectly identified, suggested or selected by another party hereto, (c) it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction, including the transaction evidenced by the Operative Documents, and (d) the Operative Documents are not a result of any disparity in bargaining position among the Lessee, the Lessor and the Lender and were negotiated on an arms-length basis and represent the bargained-for agreement of parties. EACH PARTY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, IT VOLUNTARILY CONSENTS TO THIS WAIVER.



             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

                                     EAGLE USA AIRFREIGHT, INC., as Lessee


                                     By: /s/ DOUGLAS A. SECKEL
                                         -------------------------------
                                     Name: Douglas A. Seckel
                                     Title: Chief Financial Officer

                                     ASSET XI HOLDINGS COMPANY, L.L.C.,
                                     as Lessor

                                     By Asset Holdings Corporation I, a
                                     Delaware corporation, its managing
                                     member

                                     By: /s/ TIFFANY PERCIVAL
                                         ---------------------------------
                                     Name: Tiffany Percival
                                     Title: Vice President

                                     BANK ONE, TEXAS, N.A., as Lender

                                     By: /s/ JOHN E. ELAM, JR.
                                         ---------------------------------
                                     Name: John E. Elam, Jr.
                                     Title: Vice President

                                   APPENDIX I

       Filed as Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 and incorporated by reference herein.